EXHIBIT 99.1

          BigString Corporation To Provide Private Label Email Services
            To Vidiac Inc.'s Client Web Site Owners & Hosted Domains

         RED BANK, N.J., March 12, 2007 -- BigString Corporation (OTCBB: BSGC) announced it has entered into a strategic marketing and technology agreement with Vidiac, Inc., an Internet broadcast company that allows anyone to start his own "YouTube-style" video sharing website. BigString's email platform will be available to the 2,000 web sites and hosted domains that Vidiac currently powers. Vidiac streams up to 2 million videos a day and has up to 4 million unique users a month. Vidiac's video broadcasting platform will be integrated into BigString Corporation's video broadcasting websites including Daily LOL.com, and Finditall.com.

         "We are pleased to offer our innovative email solutions to Vidiac's large and growing customer base," stated Darin Myman, President and CEO of BigString Corporation. "Vidiac represents a significant opportunity to expand our customer base and to create additional exposure for our advertising partners."

         Chris Jones, President of Vidiac, Inc., noted, "BigString's ability to deliver video emails will further enhance our customer's experience and allow users to share videos in a secure format."

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains streaming audio and video programming.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com